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                                                                  EXHIBIT (k)(1)

[AIG American General Logo]

2929 ALLEN PARKWAY (A30-25), HOUSTON, TEXAS 77019

                                             LAUREN W. JONES
                                             CHIEF COUNSEL, PRODUCT DEVELOPMENT
                                             Direct Line (713) 831-8470
                                             FAX (713) 620-3878
                                             E-mail: laurie_jones@aigag.com

                                  May 21, 2008

The United States Life Insurance Company
  in the City of New York
70 Pine Street
New York, NY 10270

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     Re: The United States Life Insurance Company in the City of New York("USL") and
         The United States Life Insurance Company in the City of New York
               Separate Account USL VL-R ("Registrant")
         AIG Protection Advantage VUL/SM/
         File Nos. 333-149403 & 811-09359
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Dear Ladies and Gentlemen:

As Chief Counsel of American General Life Companies, LLC, I have acted as counsel to The United States Life Insurance Company in the City of New York (the "Company") in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6, File Nos. 333-149403 and 811-09359 ("Registration Statement"), for the Company's Separate Account USL VL-R ("Separate Account USL VL-R") with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance by the Company of AIG Protection Advantage VUL/SM/ (Policy Form Nos. 07921N and 07921NU) flexible premium variable universal life insurance policies (the "Policies"). Net premiums received under the Policies are allocated by the Company to Separate Account USL VL-R to the extent directed by owners of the Policies. Net premiums under other policies that may be issued by the Company may also be allocated to Separate Account USL VL-R. The Policies are designed to provide a death benefit and retirement protection and are to be offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Policies will be offered only in New York.

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company and all such other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein and have assumed that prior to the issuance or sale of any Policies, the Registration Statement, as finally amended, will be effective.

Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

                      AMERICAN GENERAL LIFE COMPANIES, LLC

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The United States Life Insurance Company in the City of New York
May 21, 2008
Page 2 of 2

1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account USL VL-R was duly established and is maintained by the Company pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account USL VL-R, are, in accordance with the Policies, credited to or charged against Separate Account USL VL-R without regard to other income, gains or losses of the Company.

3. Assets allocated to Separate Account USL VL-R will be owned by the Company. The Company is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account USL VL-R equal to the reserves and other Policy liabilities with respect to Separate Account USL VL-R will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of Separate Account USL VL-R in excess of such reserves and other Policy liabilities to the general account of the Company.

4. When issued and sold as described above, the Policies (including any units of Separate Account USL VL-R duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I am admitted to the bar in the State of Texas, and I do not express any opinion as to the laws of any other jurisprudence.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5), Regulation S-K of the Securities Act of 1933 and I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,



                                        LAUREN W. JONES